As filed with the Securities and Exchange Commission on March 27, 2024

Registration No. 333-271229

Registration No. 333-271795

Registration No. 333-272300

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-271229

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-271795

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-272300

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-3187857
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 W Walnut St., Suite A-4,
Pasadena, CA	91124
(Address of Principal Executive Offices)	(Zip Code)

John Faieta

Chief Financial Officer

Near Intelligence, Inc.

100 W Walnut St., Suite A-4

Pasadena, CA 91124

(Name and address of agent for service)

(628) 889-7680

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”) filed by Near Intelligence, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-1 (No. 333-271229), filed with the SEC on April 12, 2023, as amended by Amendment No. 1 on June 9, 2023, and further amended by Amendment No. 2 on July 26, 2023.

●	Registration Statement on Form S-1 (No. 333-271795), filed with the SEC on May 10, 2023, as amended by Amendment No. 1 on July 6, 2023, and further amended by Amendment No. 2 on July 26, 2023.

●	Registration Statement on Form S-1 (No. 333-272300), filed with the SEC on May 31, 2023, as amended by Amendment No. 1 on July 7, 2023, and further amended by Amendment No. 2 on July 26, 2023.

As previously disclosed, on December 8, 2023, the Company and certain of its subsidiaries (such subsidiaries being Near Intelligence LLC, Near North America, Inc. and Near Intelligence Pte. Ltd.) filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Court” and such cases, the “Cases”).

On March 27, 2024 (the “Effective Date”), the Further Modified Third Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation of Near Intelligence, Inc. and its debtor affiliates, dated March 13, 2024, under chapter 11 of Title 11 of the United States Code (the “Plan”), as confirmed by the United States Bankruptcy Court for the District of Delaware on March 15, 2024, became effective.

In connection with the Cases, any and all offerings pursuant to the Registration Statements have been terminated effective as of the Effective Date. Pursuant to the Plan, on the Effective Date, all outstanding securities of the Company, including shares of the Company’s common stock and warrants exercisable for shares of the Company’s common stock, were extinguished and cancelled. Accordingly, the Company is filing this Amendment to remove from registration all securities of the Company registered pursuant to the Registration Statements that remained unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-1 and has duly caused this Post-Effective Amendment No.1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on March 27, 2024. No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

NEAR INTELLIGENCE, INC.

/s/ John Faieta
Name:	John Faieta
Title:	Authorized Signatory